EXHIBIT 21


                              LIST OF SUBSIDIARIES

AutoEurope, LLC
AutoNet International, Inc.
Cruise Mart, Inc.
Cruise Masters, Inc.
Cruise Time, Inc.
CruiseOne, Inc.
Cruises Inc.
Cruises Only, LLC
CruiseWorld, Inc.
D-FW Tours, Inc., d/b/a D-FW Travel Arrangements
Diplomat Tours, Inc., d/b/a International Airline Consolidators
Gold Coast Travel Agency Corporation, Inc. d/b/a Gold Coast Cruise Center Ship 'N' Shore Cruises, Inc.
SNS Coachline, Inc.
SNS Travel Marketing, Inc.
The Anthony Dean Corporation, d/b/a Cruise Fairs of America
The Cruise Line, Inc.
Travel 800, LLC, d/b/a 1-800-FLY CHEAP
Trax Software, Inc.